Exhibit 99.1

Republic Bancorp, Inc. Reports First Quarter 2023 Net Income of $28.1 Million

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 20, 2023--Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Republic Bancorp, Inc. (“Republic” or the “Company”) reported first quarter 2023 net income and Diluted Earnings per Class A Common Share (“Diluted EPS”) of $28.1 million and $1.42 per share.

As presented in the table below, Republic’s Total Company Operating net income was $31.8 million for the first quarter of 2023, an increase of $7.2 million, or 29%, over its Total Company Operating net income, a non-GAAP metric, for the first quarter of 2022. Republic’s Operating net income for the first quarter of 2023 was adjusted for the impact to net income of the Day-1 Provision and estimated merger expenses of the CBank acquisition, while its first quarter 2022 Operating net income was adjusted for the impact to net income of the termination penalty the Company received for the cancelled sale of its tax business.

					Diluted Earnings Per Class A Common Share
	Year to date				Year to date
(dollars in thousands, except per share data)	Mar. 31, 2023	Mar. 31, 2022	$ Change	% Change	Mar. 31, 2023	Mar. 31, 2022	$ Change	% Change

Total Company Net Income, As Reported	$28,092	$28,350	$(258)	(1)%	$1.42	$1.42	$-	—%

Adjustments:
Add Back the Impact of CBank Day 1 Provisions, Net of Taxes	2,092	—	2,092	—	0.11	—	0.11	—

Add Back the Impact of CBank Merger Expenses, Net of Taxes	1,613	—	1,613	—	0.08	—	0.08	—

Reduce for the Impact of the Termination Penalty Received for Cancelled TRS Transaction, Net of Taxes	—	(3,772)	3,772	—	—	(0.19)	0.19	—

Total Company Operating Net Income - non-GAAP	$31,797	$24,578	$7,219	29	$1.61	$1.23	$0.38	31

Logan Pichel, President and CEO of the Bank commented, “When adjusting for the items noted above that are outside of our normal recurring operations, our Operating net income for both the Total Company and the Core Bank during the first quarter of 2023 were strong and significantly better than the comparable Operating net income for the first quarter of 2022. Our quarter-over-quarter growth in first quarter Operating net income reflected the continued benefits of the Bank’s sound interest rate risk management function and solid core deposit base, prudent loan growth within the Traditional Bank, disciplined expense management, and continued historically low credit losses within the Core Bank.”

Core Bank’s net income was $10.3 million for the first quarter of 2023, an increase of $2.7 million, or 35%, over its net income for the first quarter of 2022. As reflected in the table below, the Core Bank’s adjusted Operating net income was $14.0 million for the first quarter of 2023, an increase of $6.4 million, or 84%, over its adjusted Operating net income for the first quarter of 2022. Republic’s Core Bank Operating net income for the first quarter of 2023 was adjusted for the impact to net income of the Day-1 Provision and estimated merger expenses of the CBank acquisition. There were no adjustments to net income related to the Core Bank for the first quarter of 2022.

	Year to date
(dollars in thousands)	Mar. 31, 2023	Mar. 31, 2022	$ Change	% Change

Core Bank Net Income, As Reported	$10,308	$7,608	$2,700	35%

Adjustments:
Add Back the Impact of CBank Day 1 Provisions, Net of Taxes	2,092	—	2,092	—

Add Back the Impact of CBank Merger Expenses, Net of Taxes	1,613	-	1,613	—

Core Bank Operating Net Income - non-GAAP	$14,013	$7,608	$6,405	84

Pichel further commented, “Within our Traditional Bank, excluding the loans we acquired as part of the CBank merger, we had another strong quarter of loan growth of $92 million to further build upon the $353 million of loan growth during 2022. The largest driver of Traditional Bank growth during the first quarter of 2023 from a market perspective was from our Louisville-based Private Banking and Commercial-related divisions along with steady contributions from Northern Kentucky/Cincinnati, Florida and Nashville. As we previously noted, we also completed our merger with CBank on March 15th adding another $218 million of loans and leases to our Traditional Bank outstanding loan balances. We are extremely excited to pair the Republic and CBank cultures together and look forward to further increasing our market share in the Greater Cincinnati area with the help of CBank’s fantastic sales team.

In addition to the strong loan growth during the first quarter within our Core Bank, we were also able to maintain another strong quarter of net interest margin of 3.98%. Our low-cost deposit base continued to be a key contributor to the year-long expansion we have experienced in our net interest margin within our Core Bank. Noninterest-bearing deposits, in particular, within our Core Bank averaged $1.49 billion for the first quarter of 2023, and represented 36% of our average total deposits of the Core Bank for the quarter. The true value of a bank’s franchise is its core deposit base, and we are extremely proud of the deposit base and corresponding franchise value we have built at Republic since our inception.

As it relates to expense control, we have implemented a lot of disciplines over the past few years to moderate our expenses and become a more efficient organization. As a result, our total Company non-interest expenses for the quarter, excluding the Day-1 CBank expenses, increased $1.8 million(4), or 4%(4), from the first quarter of last year. This has been a huge focus for everyone across our organization and we are extremely proud of our on-going results.

“Of course, the big story across the banking industry during the first quarter was the two bank failures. It is circumstances like this that illustrate the true value of an investment in, and a banking relationship with, a community bank such as Republic Bank. With a significant ownership stake in our Company, our management team manages the various risks of being a bank with the long-term horizon in mind. This approach to risk management is something that differentiates us from many others. Our long-term horizon for risk management is the primary reason that Republic Bank traditionally places among the best capitalized banks in the country, and our Core Bank consistently places among the best, as well, for its low credit losses. Rest assured that we will continue to operate the Company to be here for its communities, its clients, its associates, and its shareholders for many years to come,” concluded Pichel.

The following table highlights Republic’s key metrics for the three months ended March 31, 2023 and 2022. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on April 20, 2023.

	Total Company Financial Performance Highlights
	Three Months Ended Mar. 31,
(dollars in thousands, except per share data)	2023	2022	$ Change	% Change

Income Before Income Tax Expense	$36,114	$36,369	$(255)	(1)%
Net Income	28,092	28,350	(258)	(1)
Diluted EPS	1.42	1.42	-	—
Return on Average Assets ("ROA")	1.81%	1.77%	NA	2
Return on Average Equity ("ROE")	12.78	13.37	NA	(4)

NA – Not applicable

Results of Operations for the First quarter of 2023 Compared to the First quarter of 2022

Core Bank(1)

As previously noted, Operating net income for the Core Bank was $14.0 million for the first quarter of 2023 compared to $7.6 million for the first quarter of 2022. Continuing the trend from the second half of 2022, an increase in Traditional Bank net interest income was the primary driver to the Core Bank’s earnings growth for the quarter and helped to offset declines in Mortgage Banking income and net interest income within the Warehouse Lending (“Warehouse”) segment.

Net Interest Income – Core Bank net interest income was $52.3 million for the first quarter of 2023, an $11.4 million, or 28%, increase over the first quarter of 2022. In addition, the Core Bank’s net interest margin (“NIM”) increased from 2.92% during the first quarter of 2022 to 3.98% during the first quarter of 2023. This increase was driven primarily by the following in each Core Bank segment:

Traditional Bank

The Traditional Bank’s net interest income increased $14.0 million, or 39%, and its NIM expanded 117 basis points to 4.07% from the first quarter of 2022 to the first quarter of 2023. This increase in net interest income and the related expansion in NIM resulted primarily from the benefits of the Company’s low-cost core deposit base and strong year-over-year growth in average loan balances. These benefits were partially offset by a decline in the Company’s average interest-earning cash balances, with these balances near more normal, historical levels during the first quarter of 2023 as the excess liquidity from the various government stimulus programs related to COVID continued to wane throughout the industry. The following highlights some of the more impactful items affecting net interest income during the quarter for the Traditional Bank.

  Average Traditional Bank loans grew from $3.5 billion with a weighted-average yield of 3.95% during the first quarter of 2022 to $3.9 billion with a weighted average yield of 4.59% during the first quarter of 2023.
  Average investments grew to $773 million with a weighted-average yield of 2.61% during the first quarter of 2023 from $606 million with a weighted-average yield of 1.39% for the first quarter of 2022.
  The Traditional Bank’s cost of average total deposits, including the positive benefit of its average noninterest-bearing deposits, increased from 0.08% during the first quarter of 2022 to 0.47% for the first quarter of 2023.
  Average interest-earning cash was $238 million with a weighted-average yield of 4.55% during the first quarter of 2023 compared to $858 million with a weighted-average yield of 0.20% for the first quarter of 2022. The decline in average cash balances was driven generally by the cash change in cash used to fund the increases in average investments and loans along with the decreases in average deposit balances from quarter to quarter.

Warehouse Lending

Net interest income within the Warehouse segment decreased $2.4 million, or 54%, from the first quarter of 2022 to the first quarter of 2023, driven by decreases in both average outstanding balances and net interest margin. Overall, average outstanding Warehouse balances declined from $585 million during the first quarter of 2022 to $330 million for the first quarter of 2023.

In addition, the Warehouse net interest margin decreased 56 basis points from 3.09% during the first quarter of 2022 to 2.53% during the first quarter of 2023. The decline in the Warehouse net interest margin generally occurred as the rise in its funding costs, as charged through the Company’s internal funds-transfer-pricing (“FTP”) methodology, outpaced the increase in the Warehouse loan yield since rates began rising in March of 2022.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Mar. 31,			Three Months Ended Mar. 31,
Reportable Segment	2023	2022	Change	2023	2022	Change

Traditional Banking - Legacy	$49,717	$36,148	$13,569	4.05%	2.90%	1.15%
Traditional Banking - CBank**	390	-	390	NM	NM	NM
Total Traditional Banking	50,107	36,148	13,959	4.07	2.90	1.17
Warehouse Lending	2,087	4,515	(2,428)	2.53	3.09	(0.56)
Mortgage Banking*	61	204	(143)	NM	NM	NM
Total Core Bank	$52,255	$40,867	$11,388	3.98	2.92	1.06

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Mar. 31,				Mar. 31,	Dec. 31,
Reportable Segment	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change

Traditional Banking - Legacy	$3,869,734	$3,520,173	$349,561	10%	$3,947,137	$3,855,142	$91,995	2%
Traditional Banking - CBank	41,109	-	41,109	NM	218,040	-	218,040	NM
Total Traditional Banking	3,910,843	3,520,173	390,670	11	$4,165,177	3,855,142	310,035	8
Warehouse Lending	329,716	584,519	(254,803)	(44)	457,365	403,560	53,805	13
Mortgage Banking*	2,545	18,810	(16,265)	(86)	1,034	1,302	(268)	(21)
Total Core Bank	$4,243,104	$4,123,502	$119,602	3	$4,623,576	$4,260,004	$363,572	9

*Includes loans held for sale ** CBank was acquired on 3/15/2023. The figures presented above include the related activity for the period 3/16/2023 to 3/31/2023. NM – Not meaningful

Provision for Expected Credit Loss Expense – The Core Bank’s Provision(2) was a net charge of $3.1 million during the first quarter of 2023 compared to a net credit of $81,000 for the first quarter of 2022.

The net charge during the first quarter of 2023 was primarily driven by the Day-1 Provision for CBank of $2.7 million. The remaining net charge of $430,000 to the Core Bank Provision was primarily from general formula reserves applied to $92 million of Traditional Bank loan growth from December 31, 2022, to March 31, 2023, as well as $54 million of spot balance warehouse loan growth during the same period. The net credit during the first quarter of 2022 was primarily driven by a decline in formula reserves resulting from lower period-end Warehouse balances, partially offset by increased formula reserves tied to strong Traditional Bank loan growth during the quarter.

As of March 31, 2023, while its credit metrics remained solid, the Core Bank’s Allowance remained generally elevated compared to historical levels due to continued uncertainty regarding inflation and the potential impacts to the economy from Federal Reserve actions to bring inflation under control. As a percentage of total loans, the Core Bank’s Allowance(2) increased from 1.21% as of March 31, 2022, to 1.22% as of March 31, 2023. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Mar. 31, 2023			As of Dec. 31, 2022			Quarterly Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank - Legacy	$3,947,137	$50,932	1.29%	$3,855,142	$49,616	1.29%	—%	—%
Traditional Banking - CBank	218,040	4,284	1.96	—	—	—	1.96	—
Total Traditional Bank	4,165,177	55,216	1.33	3,855,142	49,616	1.29	0.04	3
Warehouse Lending	457,365	1,144	0.25	403,560	1,725	0.43	(0.18)	(41.86)
Total Core Bank	4,622,542	56,360	1.22	4,258,702	51,341	1.21	0.01	1

Tax Refund Solutions	39,992	25,981	64.97	149,272	8,370	5.61	59.36	1,058
Republic Credit Solutions	111,700	13,780	12.34	107,828	11,945	11.08	1.26	11
Total Republic Processing Group	151,692	39,761	26.21	257,100	20,315	7.90	18.31	232

Total Company	$4,774,234	$96,121	2.01%	$4,515,802	$71,656	1.59%	0.42%	26%

	ACLL Roll-Forward
	Three Months Ended March 31,
	2023						2022
(dollars in thousands)	Beginning	CBank		Charge-		Ending	Beginning		Charge-		Ending
Reportable Segment	Balance	Adjustment*	Provision	offs	Recoveries	Balance	Balance	Provision	offs	Recoveries	Balance

Traditional Bank - Legacy	$50,709	$—	$300	$(331)	$254	$50,932	$49,407	$327	$(263)	$145	$49,616
Traditional Banking - CBank	—	1,600	2,684	—	—	4,284	—	—	—	—	—
Total Traditional Bank	50,709	1,600	2,984	(331)	254	55,216	49,407	327	(263)	145	49,616
Warehouse Lending	1,009	—	135	—	—	1,144	2,126	(401)	—	—	1,725
Total Core Bank	51,718	1,600	3,119	(331)	254	56,360	51,533	(74)	(263)	145	51,341

Tax Refund Solutions	3,888	—	21,808	—	285	25,981	96	7,912	—	362	8,370
Republic Credit Solutions	14,807	—	1,839	(3,099)	233	13,780	12,948	1,395	(2,673)	275	11,945
Total Republic Processing Group	18,695	—	23,647	(3,099)	518	39,761	13,044	9,307	(2,673)	637	20,315

Total Company	$70,413	$1,600	$26,766	$(3,430)	$772	$96,121	$64,577	$9,233	$(2,936)	$782	$71,656

* The net fair value adjustment to ACLL includes an estimate of lifetime credit losses for Purchased Credit Deteriorated loans.

The table below presents the Core Bank’s credit quality metrics:

	Quarters Ended:		Years Ended:
	Mar. 31,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2023	2022	2022	2021	2020

Nonperforming loans to total loans	0.34%	0.40%	0.37%	0.47%	0.50%

Nonperforming assets to total loans (including OREO)	0.38	0.44	0.40	0.51	0.56

Delinquent loans* to total loans	0.12	0.14	0.14	0.17	0.21

Net charge-offs to average loans	0.01	0.01	0.00	0.01	0.03
(Quarterly rates annualized)

OREO = Other Real Estate Owned
*Loans 30-days-or-more past due

Noninterest Income – Core Bank noninterest income was $8.5 million during the first quarter of 2023, a decrease of $1.5 million, or 15%, from the first quarter of 2022. The decrease in non-interest income was driven primarily by a reduction in Mortgage Banking income, which declined $1.9 million for the quarter. The decrease in Mortgage banking income was caused by the rise in long-term interest rates, which led to a significant slowdown in the origination of mortgage loans to be sold into the secondary market. As a result, the Core Bank sold only $17 million of loans into the secondary market during the first quarter of 2023 compared to sales of $119 million during the first quarter of 2022.

Noninterest Expense – Core Bank noninterest expense was $44.4 million for the first quarter of 2023 compared to $41.9 million for the first quarter of 2022, an increase of $2.5 million, or 6% for the quarter. Included within this increase were $2.1 million of Day-1 expenses related to the CBank merger. Excluding these merger related expenses, Core Bank non-interest expense was up a nominal $431,000(5), or 1%(5), over the first quarter of 2022.

Republic Processing Group(3)

The Republic Processing Group (“RPG”) reported net income of $17.8 million for the first quarter of 2023, a decrease of $3.0 million from the first quarter of 2022. The TRS segment was the primary driver for quarter-to-quarter change in net income at RPG. TRS derives substantially all its revenues during the first half of the year. TRS recorded net income of $12.4 million for the first quarter of 2023 compared to net income of $15.4 million for the same period in 2022. The following primarily drove the decrease in TRS’s net income for the quarter:

  As previously disclosed, the Bank received a contract termination fee of $5.0 million during the first quarter of 2022 related to its cancelled sale of TRS. The after-tax benefit to the TRS net income during the first quarter of 2022 was $3.8 million.
  Net interest income within the TRS segment was up $16.4 million from the first quarter of 2022 to the first quarter of 2023. Net interest income at TRS includes income from its prepaid card products as well as the income associated with its tax-related credit products. A further breakdown of net interest income by each of these categories are as follows:
    The prepaid card product component of TRS drove a $3.1 million increase to net interest income for the segment. This increase was generally driven by a higher crediting rate applied through the Company’s internal FTP. The prepaid card FTP credit yield was 3.82% for average prepaid card-related balances of $377 million during the first quarter of 2023 compared to 0.37% for average prepaid card-related balances of $397 million during the first quarter of 2022.
    Related to the segment’s tax-related products, net interest income increased $13.3 million for the quarter. Loan-related interest and fees increased $18.0 million for the quarter and was driven primarily by increase in Refund Advance (“RA”) volume driven by a new contract with a large national tax preparation provider. This increase in loan revenue was partially offset by a $4.4 million increase to the segment’s net cost of funds as applied through its internal FTP.
  Offsetting the rise in net interest income, TRS recorded a net charge to the Provision for RAs of $21.7 million on the $737 million in RAs originated during the first quarter of 2023. This compares to a net charge to the Provision of $8.3 million, on the $311 million of RAs originated during the first quarter of 2022. The $13.4 million increase in Provision for the first quarter of 2023 was primarily due to the increased volume from the new contract noted in the paragraph above.

Including early season RAs originated during the fourth quarter of 2022, TRS had a total Allowance for RAs of $25.8 million as of March 31, 2023, representing 3.09% of all RAs originated related to the first quarter 2023 tax season. TRS’s loss rate as of June 30, 2022, was 2.85% of total originations and TRS finished 2022 with a final RA loss rate of 2.20% of total RAs originated.

  Net Refund Transfer (“RT”) revenue declined $1.2 million for the quarter. The decrease in net RT revenue was consistent with a general decline in overall RT volume across the industry.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 45 banking centers in communities in four metropolitan statistical areas (“MSAs”) across five states: 22 banking centers located in the Louisville MSA in Louisville, Prospect, Shelbyville, and Shepherdsville in Kentucky, and Floyds Knobs, Jeffersonville, and New Albany in Indiana; six centers in the Lexington MSA in Georgetown and Lexington in Kentucky; eight banking centers in the Cincinnati MSA in Kenwood, Norwood and West Chester in Ohio, and Bellevue, Covington, Crestview Hills, and Florence in Kentucky; seven centers in the Tampa MSA in Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace in Florida; and two banking centers in the Nashville MSA in Cool Springs and Green Hills, Tennessee. The Bank offers internet banking at www.republicbank.com. As of March 31, 2023, the Company has approximately $6.1 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2022. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking, Warehouse Lending, and Mortgage Banking segments.

(2)	Provision – Provision for Expected Credit Loss Expense
Allowance – Allowance for Credit Losses on Loans

(3)	Republic Processing Group operations consist of the TRS and Republic Credit Solutions (“RCS”) segments.

(4)	The following table reconciles Total Company Noninterest Expenses excluding Day-1 CBank expenses, a non-GAAP measure.

	Noninterest Expenses
	Three Months Ended Mar. 31,
(dollars in thousands)	2023	2022	$ Change	% Change

Total Company - GAAP	$52,443	$48,581	$3,862	8%
Less: Impact of CBank Day-1 Expenses	2,073	—	2,073	NM
Traditional Banking ex CBank Day-1 Expenses - non-GAAP	$50,370	$48,581	$1,789	4

(5)	The following table reconciles Core Bank Noninterest Expenses excluding Day-1 CBank expenses, a non-GAAP measure.

	Noninterest Expenses
	Three Months Ended Mar. 31,
(dollars in thousands)	2023	2022	$ Change	% Change

Core Bank - GAAP	$44,374	$41,869	$2,505	6%
Less: Impact of CBank Day-1 Expenses	2,073	—	2,073	NM
Core Bank ex CBank Day-1 Expenses - non-GAAP	$42,301	$41,869	$432	1

NM – Not meaningful NA – Not applicable

Contacts

Republic Bancorp, Inc.
Kevin Sipes
Executive Vice President & Chief Financial Officer
(502) 560-8628